THT HEAT TRANSFER TECHNOLOGY, INC. ANNOUNCES
FOURTH QUARTER AND FISCAL YEAR 2011 RESULTS

Sales revenue rose 27% year-over-year in fourth quarter 2011, exceeding guidance

SIPING, CHINA — March 29, 2012 — THT Heat Transfer Technology, Inc. (Nasdaq: THTI) (“THT” or the “Company”), a leading provider of heat exchangers and heat exchange solutions in China’s clean technology industry, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2011.

Fourth Quarter 2011 (Unaudited) Financial Highlights

  Sales revenue increased by 26.62% year-over-year to US$19.20 million, exceeding the Company’s previously stated guidance of US$12 million to US$14 million.
  Gross profit increased by 31.63% year-over-year to US$8.61 million.
  Gross margin for the fourth quarter 2011 expanded to 44.84%, compared to 43.14% for the fourth quarter 2010.
  Operating income decreased by 12.74% year-over-year to US$2.77 million.
  Net income attributable to common stockholders decreased by 44.03% year-over-year to US$1.81 million.

Fiscal Year 2011 (Audited) Financial Highlights

  Sales revenue increased by 14.92% year-over-year to US$57.74 million.
  Gross profit increased by 16.34% year-over-year to US$25.24 million.
  Operating income decreased by 2.55% year-over-year to US$9.34 million.
  Net income attributable to common stockholders decreased by 9.01% year-over-year to US$7.90 million.
  Basic and fully diluted net income per share was US$0.39 for 2011, compared with net income per share of US$0.53 for 2010.

Chairman and Chief Executive Officer Guohong Zhao commented, “I’m pleased to report that the 27% year-over-year revenue growth we achieved during our seasonally strongest fourth quarter exceeded our guidance as the Company benefited from some relaxation of credit controls. The solid fourth quarter growth rounded out a year of overall top-line expansion driven mainly by demand from the HVAC (heating, ventilation, and air-conditioning), metallurgical and petrochemical industries in response to the Chinese government’s active promotion of energy conservation and emissions reduction in these industries.

“While we expect steady demand from the HVAC, metallurgical and petrochemical industries to persist in 2012, we continue to focus on our four previously announced growth initiatives related to district heating, nuclear power, air cooled heat exchangers, and spare parts and repair service offerings. Taking into consideration the solid growth within China’s heat exchanger market, we also plan to expand our production capacity this year to cater to the anticipated increase in orders for our broad portfolio of heat exchangers. Despite the positive industry dynamics and robust demand for our unique, customized solutions, we expect revenue for the first quarter 2012 to total between US$10 million and US$12 million as we await a further and sustained relaxation of credit policy.”

Fiscal Year 2011 Audited Financial Results

Revenue

Sales revenue for the fiscal year 2011 was US$57.74 million, a 14.92% increase from US$50.25 million in 2010. The increase was primarily attributable to demand from the metallurgical and petrochemical industries in response to the Chinese government’s active promotion of energy conservation and emissions reduction in these industries. Sales volume of heat exchange products rose to 4,133 units in 2011, an increase of 135 units from 3,998 units in 2010. The increase was mainly due to higher sales of shell-and-tube heat exchangers, plate heat exchangers (“PHEs”) and plate-and-frame heat exchangers.

For the fiscal year 2011, sales revenue from shell-and-tube heat exchangers increased US$3.75 million, or 148.13% year-over-year, to US$6.28 million. Sales revenue from PHEs rose 10.53% year-over-year to US$29.87 million from US$27.02 million in 2010. Sales revenue from plate-and-frame heat exchangers increased 332.74% year-over-year to US$1.71 million from US$0.39 million in 2010. The revenue increase from shell-and-tube heat exchangers and plate-and-frame heat exchangers was mainly due to increased sales to the metallurgical and petrochemical industries.

Cost of Sales

Cost of sales for the fiscal year 2011 increased by 13.84% year-over-year to US$32.50 million from US$28.55 million in 2010, broadly reflecting the 14.92% increase in sales revenue in 2011.

Gross Profit and Gross Margin

Gross profit for 2011 was US$25.24 million, representing a 16.34% increase from US$21.70 million in 2010, mainly attributable to the rise in sales during 2011.

Gross margin expanded to 43.71% in 2011 compared to 43.18% in 2010, mainly due to increased sales of higher gross margin products to the petrochemical and shipbuilding industries.

Operating Expenses

Administrative expenses increased 28.81% year-over-year to US$5.62 million in 2011, compared to US$4.36 million in 2010. The rise was driven primarily by higher compensation costs and increased travelling expenses of administrative staff.

Research and development (R&D) expenses rose by 52.35% to US$1.75 million in 2011 from US$1.15 million in 2010, primarily due to the Company’s increasing emphasis on R&D and expanded investment in the development of new products such as the all-welded oil cooler applied in nuclear core in 2011.

Selling expenses totalled US$8.53 million in 2011, representing an increase of 29.23% over 2010. The increase was primarily due to a US$0.94 million rise in salaries for the Company’s sales team and a US$0.61 million increase in travel expenses resulting from market expansion.

Accordingly, total operating expenses increased by 31.28% to US$15.90 million in 2011 compared to US$12.11 million in 2010.

Income Before Income Taxes

Income before income taxes for the fiscal year 2011 decreased by 8.22% to US$9.07 million from US$9.88 million in 2010. The decrease was mainly attributable to the increase in the Company’s total expenses.

Income Tax

Income tax expenses increased to US$1.62 million in 2011 from US$1.50 million in 2010. The effective tax rate remained the same during the period.

Net Income

Net income attributable to common stockholders was US$7.90 million in 2011, a decrease of 9.01% compared to US$8.69 million in 2010.

Basic and fully diluted net income per share was US$0.39 in 2011, compared with US$0.53 in 2010.

Liquidity

As of December 31, 2011, the Company had cash and cash equivalents of US$7.34 million and restricted cash of US$1.73 million. During the year, there was a net cash outflow of US$11.10 million, compared with a net cash inflow of US$13.06 million in 2010.

Net cash used in operating activities was US$13.05 million for 2011, compared with US$2.36 million for 2010. The increase in net cash used in operating activities was mainly due to an US$18.03 million increase in inventories and a US$7.50 million increase in trade receivables.

Net cash used in investing activities was US$6.24 million for 2011, compared with US$1.02 million for 2010. The US$6.24 million used during 2011 related primarily to the acquisition of land use rights and equipment purchases.

Net cash provided by financing activities was US$7.79 million for 2011, compared with US$16.05 million for 2010. The US$7.79 million net cash provided by financing activities related to net proceeds from loans amounting to US$8.0 million (net of loan payments of US$12.5 million) and a US$0.2 million increase in counter guarantee receivables .

First Quarter Fiscal 2012 Guidance

THT expects to generate net revenues in the range of US$10 million to US$12 million during the first quarter 2012, compared with US$14.05 million in the same period of 2011. This represents the Company’s current and preliminary view, and is subject to change.

Conference Call

THT’s senior management will host a conference call at 8:00 am (Eastern) / 5:00 am (Pacific) / 8:00 pm (Beijing) on Friday, March 30, 2012 to discuss the Company’s fourth quarter and fiscal year 2011 financial results and recent business activity. The conference call may be accessed by calling:

US Toll Free:	1-800-860-2442
International Toll:	+1 412-858-4600
Canadian Toll Free:	1-866-605-3852
China (North) Toll Free:	10-800-712-2304
China (South) Toll Free:	10-800-120-2304
Hong Kong Toll Free:	800-962475
Passcode:	THT Heat Transfer Technology

Please dial in approximately 10 minutes before the scheduled time of the call.

A replay of the conference call may be accessed by phone at the following numbers until Monday, April 9, 2012:

US Toll Free:	1-877-344-7529
International Toll:	+1 412-317-0088
Passcode:	10011483

A live webcast of the conference call and replay will be available on the investor relations page of THT's website at: http://www.tht.cn/ir.asp.

About THT Heat Transfer Technology, Inc.

Through its Chinese operating subsidiaries, THT Heat Transfer Technology, Inc. designs, manufactures and sells plate heat exchangers, shell-and-tube heat exchangers, heat exchanger units and other heat exchanger products with total heat exchange solutions. Heat exchangers play an integral part in helping customers improve energy efficiency. Used in a number of industries, THT’s products focus on energy conservation, emission reduction and other environmentally friendly applications. Its six major product categories are plate heat exchangers, shell-and-tube heat exchangers, air-cooled heat exchangers, weld plate heat exchangers, heat exchanger units and plate-and-shell heat exchangers. The Company also offers comprehensive heat exchange solutions.

THT’s in-house R&D capabilities enable it to deliver tailored products that better meet the changing demands of its customers. The Company has a strong record of delivering high-quality products and services to leading domestic and international customers. THT has completed over 3,000 projects and has provided heat exchange solutions to several Fortune 500 companies. The Company is headquartered in Siping City, Jilin Province, China. For more information, please visit the Company's website at www.tht.cn.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements". All statements other than statements of historical fact included herein are "forward-looking statements". These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the risk factor sections of the Company's periodic reports that are filed with the Securities and Exchange Commission and are available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

The Company:
Mr. Jack Xiao
Investor Relations Specialist
THT Heat Transfer Technology, Inc.
Tel: +86 (434) 3266779
Email: IR@tht.cn

Investor Relations (Beijing):
Xiaoyan Su

Taylor Rafferty
Tel: +86 (10) 8588 6722
Email: tht@taylor-rafferty.com

Investor Relations (US):
Bryan Degnan
Taylor Rafferty
Tel: +1 (212) 889 4350
Email: tht@taylor-rafferty.com

- FINANCIAL TABLES FOLLOW -

THT Heat Transfer Technology, Inc.
Audited Consolidated Balance Sheets
As of December 31, 2011 and 2010
(Stated in US Dollars thousands)

	December 31,2011	December 31,2010

Assets
Current assets
Cash and cash equivalents	$7,340	$18,438
Restricted cash	1,726	1,678
Accounts receivable, net	33,573	25,652
Inventories, net	32,531	13,706
Other current assets	9,763	7,042
Total current assets	84,933	66,516
Long-term accounts receivable	1,184	1,409
Other non-current assets	13,693	7,803
Total assets	$99,810	$75,728

Liabilities
Current liabilities
Short-term bank loans	$16,183	$10,619
Other current liabilities	25,748	19,218
Total current liabilities	41,931	29,837
Long-term loan	2,828	-
Total liabilities	44,759	29,837
Total shareholders’ equity	55,616	45,953
Noncontrolling interests	(565)	(62)
Total liabilities and equity	$99,810	$75,728

THT Heat Transfer Technology, Inc.
Audited Consolidated Statements of Income
For Fiscal Year Ended December 31, 2011 and 2010
(Stated in US Dollars thousands)

	Year ended December 31,
	2011	2010

Sales revenue	$57,741	$50,246
Cost of sales	(32,501)	(28,551)
Gross profit	25,240	21,695
Operating expenses
Administrative expenses	5,616	4,359
Research and development expenses	1,755	1,152
Selling expenses	8,532	6,603
Total operating expenses	15,903	12,114
Operating income	9,337	9,581
Interest income	56	14
Other income	797	985
Financial costs	(1,121)	(700)
Income before income taxes	9,069	9,880
Income taxes	(1,620)	(1,498)
Net income before noncontrolling interests	7,449	8,382
Net loss attributable to noncontrolling interest	454	304
Net income attributable to the equity stockholders	$7,903	$8,686

Earnings per share attributable to THT Heat Transfer Technology Inc. common stockholders	$0.39	$0.53

Weighted average number of shares outstanding
- Basic and diluted	20,453,500	16,305,034

THT Heat Transfer Technology, Inc.
Audited Consolidated Statements of Cash Flows
For Fiscal Year Ended December 31, 2011 and 2010
(Stated in US Dollars thousands)

	Fiscal Year Ended December 31,
	2011	2010
Net cash used in operating activities	$(13,050)	$(2,356)
Net cash used in investing activities	(6,239)	(1,022)
Net cash provided by financing activities	7,786	16,045
Effect of exchange rate changes on cash and cash equivalents	405	391
Net (decrease) / increase in cash and cash equivalents	(11,098)	13,058
Cash and cash equivalents at beginning of the period	18,438	5,380
Cash and cash equivalents at end of the period	7,340	18,438